Contact:  Charles A. Bowman
          616-724-5194
          E-mail:  investor@spx.com



              SPX CORPORATION COMPLETES GENERAL SIGNAL MERGER



          MUSKEGON, MI - October 6, 1998 - SPX Corporation (NYSE:SPW) today announced that the merger with General Signal Corporation has been completed (NYSE:GSX).

          John B. Blystone, Chairman, President and Chief Executive Officer of SPX Corporation said, "We are very excited about combining SPX and General Signal to create a strong industrial and vehicle solutions company. Our leadership team will apply its proven Value Improvement Process(TM) to reduce corporate costs, achieve operating efficiencies, enhance productivity, extend EVA-based compensation and improve customer quality and service. We're confident that we can achieve superior growth and profitability for the combined company and create value for our shareholders."

          Based on preliminary results, the cash election was oversubscribed. However, the exact ratio of cash and stock that will be received by General Signal shareholders which elected to receive cash or a combination of cash and stock will not be determined until after the October 7 deadline for elections made by guaranteed delivery.

          SPX Corporation is a global provider of industrial and vehicle solutions including process and electrical controls, network technologies, service solutions to franchised vehicle dealers, and components and service support to vehicle manufacturers. The Internet address for SPX
Corporation's home page is www.spx.com.



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